Exhibit 99.1

      C-Phone Corporation Introduces TV Set-Top Device for Internet Access

    C-Phone ITV(TM) Offers World Wide Web Access Through Any Internet Service
                Provider Along With Network Computer Capabilities

WILMINGTON, N.C., May 13 /PRNewswire/ -- C-Phone Corporation (Nasdaq: CFON
- news) announced today the introduction of C-Phone ITV, a TV set-top device that provides Internet access using a television and a regular analog phone line. C-Phone ITV is the latest addition to the Company's expanding set-top box product line, all of which use standard television sets and phone lines to provide users with various forms of video, voice and data.

C-Phone ITV is an embedded system Internet browser capable of connecting to any Internet Service Provider by a dial-up connection. It is completely self contained and does not require a personal computer. Simple connections to any television set and access to an analog phone line are all that are required. A wireless, infrared, ergonomically-designed keyboard, which also functions as a universal remote control, comes standard with the unit. C-Phone ITV allows the user to navigate and explore the Internet, send and receive e-mail, gather information and shop electronically all by way of the TV set. A unique hardware key allows easy configuration, stores the Internet account information for each individual user and serves as a lock-out device to prevent unauthorized or unsupervised use. C-Phone ITV offers many of the same features commonly available on PC Internet browsers. Secure Socket Layer (SSL) protocol is included for safe online Internet purchases via credit card. Users may view and play a wide range of sound, animation, and graphic file formats that they retrieve from the Internet.

The C-Phone ITV has a printer port with built in drivers to directly support over 150 different printers. Standard composite video and S-Video outputs are provided with RF output for channel 3 or 4 available optionally. The unit also features stereo audio outputs. Higher resolution VGA computer monitors can be connected as well, and a mouse or wired keyboard can be used in place of the wireless keyboard.

A web browser is embedded in the unit. Users have access to full HTML 3.2 support which includes many Netscape Navigator(TM) and Microsoft Internet Explorer(TM) HTML extensions. SSL connections can be made for encrypted connections and safe, private online credit card purchases. Users can play a wide variety of video, audio, and graphic files. Horizontal scaling of web pages is done dynamically, and text size can be increased for easier reading. A variety of additional capabilities, including network computer functionality and Java(TM) support, can be added to the C-Phone ITV through ROM card upgrades. According to Daniel Flohr, Chairman of C-Phone, "The C-Phone Internet TV, or ITV, is a natural extension of our video phone


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set-top products. These products all express our basic philosophy of providing easy- to-use TV set-based information devices which use universally available phone services for connections to deliver video, voice or data." Mr. Flohr continued, "We are now supplying this product to our business and institutional partners. Retail distribution plans will be announced shortly."

C-Phone Corporation ( http://www.cphone.com ) is an innovator in the design and manufacture of video communication products. The Company continues to expand its TV set-top video phone product line of competitively priced, easy-to-use TV set-top based information devices which utilize the television and universally available phone services for connections to deliver video, voice and data.